Catalin Chiloflischi

October 16, 2014

Board of Directors
Santa Fe Gold Corporation (via email, mail and fax: 505-255-4851)
PO BOX 25201, Albuquerque, New Mexico , 87125, USA

Attn: Jakes Jordaan, Director (via email) jakes@jordaanlaw.com;
          Erich Hoffer, Director (via email) ehofer@santafegoldcorp.com;
    cc: Frank Muller, Interim CFO & Corp Secretary (via email) fmueller@santafegoldcorp.com

Re: Resignation

Gentlemen:

Considering that my appointment to the board of directors was contemplated in the Share Exchange Agreement dated July 15, 2014, by and between the Corporation and Canarc Resource Corp., which was effectively terminated on October 16, 2014, I hereby resign as a member of the board of directors of Santa Fe Gold Corporation (“Corporation”) and my position as Chief Executive Officer and President of the Corporation effective immediately with the termination of the Share Exchange Agreement. Since my appointment I have worked diligently to satisfy my fiduciary duties and responsibilities to the Corporation with complete dedication and undivided loyalty to the Corporation and its stakeholders.

At the recent meetings of the board of directors of the Corporation, you were apprised of my concerns with respect to the Corporation, including circumstances related to the liquidity of the Corporation, the work completed to date, the Corporation’s ability to continue as a going concern and the nature of last minute disclosure raised by Jakes Jordaan hours before the filing deadline for Corporation’s annual report on Form 10-K that resulted in the 10-K report to not be filed by the Corporation.

I, along with other members of the board of directors and officers of the Corporation, have expressed concerns for the record that Jakes Jordaan has a significant personal and financial interest in the Corporation that gives rise to conflicts of interests and causes him to advocate for actions that are not in the best interests of the Corporation or its shareholders. I believe that his actions give rise to irreconcilable differences and prevent me from fulfilling my fiduciary responsibilities to the Corporation to the best of my ability. In anticipation of the board of directors meeting held on October 14, 2014, I formally asked the sole independent board member, Mr. Erich Hoffer, to fulfill his fiduciary duties and address these conflicts of interest on behalf of the Corporation and its stakeholders and to consider implementing changes in the way the Company is governed and managed considering the matters at hand. However, my request was ignored and to the contrary Mr. Erich Hoffer advocated confirming Mr. Jordaan as legal counsel and member of the independent special committee (ISC).

Consequently, I reserve the right to furnish a response to the Corporation’s Item 5.02 disclosure of Form 8-K in accordance with Item 5.02(a)(3) of Form 8-K.

Respectfully,

Catalin Chiloflischiz